SECOND AMENDMENT TO RIGHTS AGREEMENT


		This Amendment, dated as of October 30, 1996 (the "Amendment"), between Kash n' Karry Food Stores, Inc., a Delaware corporation (the "Company"), and Fleet National Bank (successor to Shawmut Bank Connecticut, N.A.), as rights agent (the "Rights Agent").

		WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of April 13, 1995 and as amended as of June 13, 1995 (as so amended, the "Agreement"); and

		WHEREAS, pursuant to Section 27 of the Agreement, the Company and the Rights Agent desire to amend the Agreement as set forth below.

		NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

		Section 1.	Amendments to Section 1.

		(a)	The definitions of "Beneficial Owner" and
"beneficially own" are amended by adding the following at the end thereof:

	"Notwithstanding anything contained in this Agreement to the contrary, neither Parent, Sub, nor any of their Affiliates or Associates shall be deemed to be the Beneficial Owner of, nor to beneficially own, any of the Common Shares of the Company (1) solely by virtue of the approval, execution or delivery of the Merger Agreement or the execution and delivery of the Stockholders Agreement or the Proxy or (2) solely as a result of the undertaking as to the voting of the Common Shares of the Company described in Section 2 of the Stockholders Agreement or the granting of or the exercise of voting rights under the Proxy."

		(b)	The following definitions are added to Section 1
of the Agreement:

	""Sub" shall mean KK Acquisition Corp., a Delaware corporation."

	""Parent" shall mean Food Lion, Inc., a North Carolina corporation."

	""Merger" shall mean the merger of Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware upon the terms and subject to the conditions set forth in the Merger Agreement."

	""Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of October 31, 1996, by and among Parent,

                                                               2
        Sub and the Company, as the same shall be amended from time to time in accordance with the Merger Agreement."

	""Offer" shall mean the tender offer to acquire all the outstanding Common Shares contemplated by the Merger
        Agreement."

	""Stockholders Agreement" shall mean the Stockholders
        Agreement, dated as of October 31, 1996, by and among Parent, Sub and the owners of Common Shares that are signatories thereto, as the same shall be amended from time to time."

	""Proxy" shall mean an Irrevocable Proxy executed and delivered by the owners of Common Shares to Parent pursuant to the Stockholders Agreement.

		Section 2.	Expiration Date.

		Section 7(a) of the Agreement is hereby amended by removing the word "or" immediately prior to the symbol "(iii)" and by adding to the end thereof in place of the period the following:

	", (iv) immediately prior to the acceptance for payment and payment for Common Shares pursuant to the Offer, (v) immediately prior to the closing of the purchase of Common Shares pursuant to the exercise of the Stock Option (as defined in the Stockholders Agreement), or (vi) immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger; whereupon the Rights shall expire."

		Section 3.	New Section 35.

		The following is added as a new Section 35 to the
Agreement:

		"Section 35.	The Offer and the Merger, etc.

		Notwithstanding anything in this Agreement to the contrary, none of (a) the approval, execution or delivery of the Merger Agreement or the Stockholders Agreement, (b) the making of the Offer or the acceptance for payment of Common Shares pursuant to the Offer or the giving of a Notice (as defined in the Stockholders Agreement) to exercise the Stock Option or (c) the exercise of voting rights granted under the Proxy shall cause (i) Parent or Sub or any of their Affiliates or Associates to be an Acquiring Person, (ii) a Shares Acquisition Date to occur or
(iii) a Distribution Date to occur in accordance with the terms hereof, which Distribution Date, if any, shall instead be indefinitely deferred until such time as the Board of Directors may otherwise determine."

                                                                 3
		Section 4.	Severability.  If any term, provision,
covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

		Section 5.	Governing Law.  This Amendment shall be
deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

		Section 6.	Counterparts.  This Amendment may be
executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

		Section 7.	Effect of Amendment.  Except as
expressly modified herein the Agreement shall remain in full force and effect.

		IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                        KASH N' KARRY FOOD STORES, INC.



                                        By: /s/ Ronald E. Johnson
                                           ----------------------------
                                           Name:  Ronald E. Johnson
                                           Title:  Chairman, President
                                                     and Chief Executive
                                                     Officer


                                        FLEET NATIONAL BANK


                                        By: /s/ Kenneth N. Caesar
                                           ----------------------------
                                           Name:  Kenneth N. Caesar
                                           Title:  Vice President